Exhibit 10.5

POWERUS CORPORATION

Non-Qualified Stock Option Agreement

Under the 2026 Equity Incentive Plan

PowerUS Corporation (the “Company”), pursuant to its PowerUS Corporation 2026 Equity Incentive Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below. The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_____________________]

No. of Shares Covered: [________]	Grant Date: ____________, 202_

Exercise Price Per Share: $[_______]	Expiration Date: ____________, 202_

Vesting Commencement Date: ________, 202_[1]

Vesting and Exercise Schedule:

Dates	Portion of Shares as to Which Option Becomes Vested and Exercisable

1 Delete if vesting commences on the Grant Date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option. You further acknowledge that the acceptance of this Award is voluntary and not a condition of employment, and that you may decline to accept this Award without adverse consequences to your continued employment relationship with the Company.

PARTICIPANT:	POWERUS CORPORATION:

By:
Title:

Non-Qualified Stock Option Agreement (PowerUS Corporation 2026 Equity Incentive Plan)	Page 2

PowerUS Corporation

2026 Equity Incentive Plan

Non-Qualified Stock Option Agreement

Option Terms and Conditions

1.	Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.

2.	Vesting and Exercisability of Option.

(a) Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Continuous Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b) Accelerated Vesting. Vesting and exercisability of this Option may be accelerated during the term of the Option [under the circumstances described in Section 12(b) of the Plan, and] at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

(c) [Change of Control. If a Change in Control occurs while you provide Continuous Service to the Company, the Option shall fully vest and become exercisable as of immediately prior to such Change in Control.]

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	The expiration date specified on the cover page of this Agreement;

(b)	Upon your termination of Continuous Service for Cause;

(c)	Upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 2 of this Agreement during which this Option may be exercised after your Separation from Service; or

(d)	The date (if any) fixed for termination or cancellation of this Option pursuant to Section 12(b) or (c) of the Plan.

4.	Service Requirement. Except as otherwise provided in Section 6(e) of the Plan or Section 2 of this Agreement, this Option may be exercised only while you provide Continuous Service to the Company or any Affiliate from the Grant Date of this Option.

5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written or electronic notice of exercise to the party designated by the Company, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.

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6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	Cash (including personal check, cashier’s check or money order);

(b)	By means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares;

(c)	By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased; or

(d)	By authorizing the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is being exercised.

7.	Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. The Company may permit you to satisfy such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

8.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 18(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

9.	Compliance with Laws. This Option may be exercised only if the issuance of Shares upon such exercise complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws.

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10.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option except for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or, with the prior written approval of the Company, (i) pursuant to a domestic relations order, or (ii) by gift to a “family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

11.	No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.	No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made, except as otherwise described in the Plan.

13.	Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern, except as expressly overridden or amended in this Agreement.

14.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Nevada (without regard to its conflicts or choice of law principles).

15.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

16.	Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, or other provisions of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

17.	Compensation Recovery Policy. This Agreement and Option grant and any stock acquired or compensation paid or payable pursuant to this Agreement shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of Directors of the Company or any committee thereof, including but not limited to in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder, and any listing rules and regulations implementing the foregoing, or as otherwise required by law. This Agreement will be automatically amended to comply with any such compensation recovery policy.

18.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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